SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   December 15, 2003

OAKWOOD HOMES CORPORATION

(Exact name of registrant as specified in charter)

North Carolina	1-7444	56-0985879

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	file number)	Identification Number)

7800 McCloud Road, Greensboro, North Carolina		27409-9634

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   (336) 664-2400

Item 5. Other Events.

      On December 15, 2003, Oakwood Homes Corporation, a North Carolina corporation (“Oakwood”), obtained an order (the “Bidding Procedures Order”) from the U.S. Bankruptcy Court for the District of Delaware (the “Court”) approving bidding procedures related to the offer of Clayton Homes, Inc., a Delaware corporation (“Clayton”) to purchase substantially all of the assets of Oakwood and certain of its subsidiaries. Pursuant to the Bidding Procedures Order, Clayton’s offered purchase price of approximately $373 million cash (subject to certain adjustments) will serve as the minimum or floor bid at the auction of Oakwood’s assets currently scheduled for January 14, 2004. The Court has scheduled an approval hearing to approve and confirm the conduct and results of the auction for January 23, 2004.

      The Bidding Procedures Order approves an $11 million break-up fee payable to Clayton under certain circumstances and approves the effectiveness of the post-closing covenants agreed to by Oakwood, as specified in the Asset Purchase Agreement dated November 24, 2003, by and among Oakwood and the other sellers party thereto and Clayton. Clayton is a subsidiary of Berkshire Hathaway, Inc.

      Oakwood, which along with certain of its subsidiaries applied for protection under chapter 11 of the U.S. Bankruptcy Code on November 15, 2002, plans to amend its plan of reorganization currently pending before the Court in order to accomplish the sale. Consummation of the sale is subject to the approval of the amended plan of reorganization by the Court and Oakwood’s creditors, compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary conditions. The sale to Clayton is subject to higher and better bids to be submitted at the January 14, 2004 auction and approval by the Court at the January 23, 2004 hearing. The parties anticipate that the sale will close by March 31, 2004.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OAKWOOD HOMES CORPORATION

Date: December 19, 2003	By:	/s/ Douglas R. Muir

Name: Douglas R. Muir Title: Executive Vice President and Chief Financial Officer